EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: Cougar Oil and Gas Canada, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-8 and related Prospectus of Cougar Oil and Gas Canada, Inc., of our report dated March 30, 2011, which includes an explanatory paragraph regarding the Company's ability to continue as a going concern, included in its Transition Report on Form 20-F for the transition period ended December 31, 2010, filed with the Securities and Exchange Commission and to all references to our Firm included in this Registration Statement.

/s/ RBSM LLP

New York, New York
June 17, 2011